Exhibit 99.1

January 11, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS SIGNS AGREEMENTS TO ACQUIRE

CERTAIN HOSTESS BREAD BRANDS AND BAKERIES

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today announced it has signed two asset purchase agreements with Hostess Brands, Inc. as the “stalking horse bidder” for certain Hostess assets. One of the agreements provides for the purchase by Flowers of the Wonder, Nature’s Pride, Merita, Home Pride and Butternut bread brands; 20 bakeries; and approximately 38 depots for a purchase price of $360 million. The other agreement provides for the purchase by Flowers of the Beefsteak brand for $30 million.

The transactions are subject to a court-approved bankruptcy process being initiated by Hostess. If Flowers’ “stalking horse” bids are approved by the bankruptcy court, the bids would then be subject to a competitive auction process to be held several weeks from now. The company would expect to close the transactions shortly following court approval if it is selected as the winning bidder. The transactions also are subject to regulatory clearance.

Flowers Foods has previously stated its interest in acquiring certain Hostess assets should they become available. “This agreement is consistent with Flowers Foods’ long-term growth objectives to reach significantly more of the U.S. population with its fresh breads, buns, and rolls,” said George E. Deese, chairman and chief executive officer of Flowers Foods. “We believe these assets would enhance our ability, over time, to provide more U.S. consumers with quality baked foods at a good value through existing and new retail and foodservice customers.”

Based on the current bid price, Flowers Foods would expect the transactions to be accretive to earnings in 2013. Flowers Foods plans to finance the transactions through a mix of available cash on hand and debt.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is the second-largest producer and marketer of packaged bakery foods for retail and foodservice customers in the

United States with annual sales of more than $3 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. These products currently are sold through a direct-store-delivery network with access to more than 70% of the U.S. population in the East, South, and Southwest as well as in certain markets in California. Select Flowers products are sold nationwide through customers’ delivery systems. Among the company’s top brands are Nature’s Own and Tastykake. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements in this press release, including, but not limited to statements regarding the timing of the transactions and required approvals, the combined company’s plans, objectives, expectations and intentions, the expected impact of the acquisition on the future earnings of Flowers, anticipated benefits of the acquisition and expected business opportunities that may be available, and the manner in which Flowers intends to finance the acquisition, are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) risks relating to (1) the court-approved bankruptcy process and the ability of the parties to obtain necessary regulatory approvals, satisfy all applicable conditions and consummate the acquisition, (2) the ability of Flowers to integrate the acquired assets into it existing business and operate the combined business effectively and (3) the ability of Flowers to achieve the anticipated sales for 2013, (b) competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) our ability to fully integrate recent acquisitions into our business, and (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

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